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                                                                 EXHIBIT 10 (ff)


EXECUTIVE BONUS PLAN

The Company has established an Executive Bonus Plan to provide the senior executive officers of the Company with a performance-based compensation program. Effective January 1, 1998, the Company will set aside a portion of its annual consolidated EBITDA, adjusted for extraordinary non-recurring items that are deemed non-operational in nature ("Adjusted EBITDA"), each year so long as such Adjusted EBITDA for such year is at least $30 million. The set aside amount will start at 1.4% of Adjusted EBITDA at the $30 million level and increase by one-tenth of one percent for each $1 million of Adjusted EBITDA above $30 million up to a limit of 3%. Prior to January 1, 1998, the Executive Bonus Plan was based upon EBITDA prior to any adjustments and no bonuses were paid under the Plan as then structured. The Compensation Committee will have full discretion concerning the payment of executive bonuses.